                                                Washington, DC 20549

                                                      FORM N-8A

                                            NOTIFICATION OF REGISTRATION
                                        FILED PURSUANT TO SECTION 8(a) OF THE
                                           INVESTMENT COMPANY ACT OF 1940

The undersigned  investment company hereby notifies the Securities and Exchange  Commission that it registers under and pursuant  to the  provisions  of  Section  8(a) of the  Investment  Company  Act of 1940 and in  connection  with  such notification of registration submits the following information:

Name:  Oppenheimer Multi Cap Value Fund

Address of Principal Business Office (No. & Street, City, State, Zip Code):

         6803 South Tucson Way, Englewood, Colorado 80112

Telephone Number (including area code): 212-323-0200

Name and address of agent for service of process:

         Robert G. Zack, Esq.
         Senior Vice President & General Counsel
         OppenheimerFunds, Inc.
         498 Seventh Avenue
         New York, New York 10018

Check Appropriate Box:

Registrant  is filing a  Registration  Statement  pursuant to Section  8(b) of the  Investment  Company Act of 1940
concurrently with the filing of Form N-8A: Yes X     No.  __
                                                            -

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Pursuant to the  requirements  of the Investment  Company Act of 1940, the registrant has caused this  notification of  registration  to be duly  signed on its behalf in the City of New York and State of New York on the 28th day of
August, 2002.

                                                     Oppenheimer Multi Cap Value Fund

                                                              /s/ Robert G. Zack
                                                     By:      _________________________________
                                                              Robert G. Zack, Secretary
Attest:

         /s/ Katherine P. Feld
By:      __________________________________
         Katherine P. Feld, Assistant Secretary